Exhibit 10.4

CONFIDENTIAL

March 6, 2020

Mr. Steve Shum

Chief Executive Officer

INVO Bioscience, Inc.

5582 Broadcast Court

Sarasota, FL 43240

Re: Engagement Agreement Dear Mr. Shum,

This letter agreement (the “Agreement”) confirms the terms and conditions that will govern INVO Bioscience, Inc. (together with its subsidiaries, predecessors, and successors, the “Company”) engagement of Tribal Capital Markets, LLC (together with its affiliates, “Tribal”) as the Company’s exclusive placement agent in connection with an offering or series of offerings of Company securities (the “Engagement”).

1.     Appointment; Services.

a)

Exclusive Appointment. The Company hereby appoints Tribal to act as its exclusive placement agent (subject to the Company’s right to appoint Co-Agents as set forth below) in connection with the private placement of its securities, including but not limited to equity or equity-linked capital commitments (“Securities”) to one or more financial, strategic, accredited, or other investors. The transactions currently contemplated consist of a private placement in an amount that will result in at least $2,500,000 in gross proceeds to the Company (the “Financing”). The terms of the Securities will be generally reflected in a term sheet that will be prepared by Tribal and negotiated among Tribal, the principal investors and the Company. It is understood, however, that the size, and timing of the contemplated transaction may change, that more transactions may occur, and that the exclusive appointment of Tribal covers the Financings (the “Offering”).

i.

It shall be further agreed to that Tribal shall allow the Company to (i) appoint other placement agents who are licensed broker/dealer under applicable United States federal and state securities law (“Co-Agents”), or (ii) permit Company introduced investors (“Company Investors”), to participate in the Financing of up to a maximum of $1.1 million of the Securities sold, whereby Tribal shall not be due any Compensation for any Co-Agents’ investors or Company Investors (“Exclusionary Compensation”), so long as the Company Investors or Co-Agents’ investors participate in the Financing.

b)

Services. Tribal represents and warrants that it is a licensed broker/dealer under applicable United States federal and state securities law. Tribal shall assist the Company in identifying investors and potential purchasers, carrying out due diligence with respect to the potential Offering, and analyzing, structuring, and negotiating the contemplated Offering(s) on the terms and conditions set forth herein. In the case of private Offerings, Tribal shall undertake to arrange such transactions on a “best efforts” basis. However, nothing contained herein constitutes a commitment or guarantee, express or implied, that any Offering will be consummated. Tribal will not have the power or authority to bind the Company to any sale of the Securities, and any Offering will be conducted at a price and on terms satisfactory to the Company. Tribal will have the right, but not

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

the obligation, to determine the allocation of the Securities among prospective purchasers, if necessary, provided that such allocation is reasonably acceptable to the Company.

2.     Compensation. As consideration for the services provided under this Agreement, the Company will pay Tribal fees for those investors who invest in the Financing (the “Investors”), and expenses as follows:

a)

Cash Fee. In connection with the Offering, the Company shall pay Tribal a percentage of the Gross Transaction Value (as defined below) as a cash fee (the “Fee”). The Fees, as a percentage of Gross Transaction Value, are set forth below:

Gross Transaction Value	Fee
$3,000,000	8%

Fees are due and payable at the time of each closing of an Offering (“Closing”) exclusively from the proceeds of the Offering (directly from escrow).

As used herein, the term “Gross Transaction Value” shall be any consideration whether paid directly or indirectly to the Company or an affiliate, or to any of its stockholders, directors, officers or other management personnel, or to any third party at the direction of the Company, so long as such consideration is paid in connection with an Offering.

b)

Warrant Fee. In addition to the Fee, immediately upon Closing, the Company shall sell to Tribal warrants (“Warrants”) to purchase the same type and character of Securities as are issued in the Offering (e.g., common stock or preferred stock) with an exercise price which shall be 100% of the price as the Investors in the Offering. The amount of the Warrants, as a percentage of the aggregate Securities issued in an Offering, are set forth below.

Gross Transaction Value	Warrant Percentage
$3,000,000	8%

For example, in an Offering resulting in the sale of 3,000,000 shares of common stock for a Gross Transaction Value of $3,000,000, the Warrants would be for the purchase of 240,000 shares of common stock (3,000,000 x 8%).

The aggregate purchase price of the Warrants issued in an Offering shall be $1,000. Such Warrants will be for a term of five (5) years, subject to any limitations imposed by the Financial Industry Regulatory Agency (“FINRA”) regulations. In connection with any private Offering, the Warrants issued hereunder will have an exercise price equal to 100% of the per share price of the Securities sold to investors in the Offering. The Warrants will contain cashless exercise and typical provisions to protect against stock splits, stock combinations and other capital reorganizations and representations and warranties normal and customary for warrants issued to placement agents or underwriters and will not be callable or terminable prior to the expiration date. Securities underlying the Warrants will have identical registration rights as provided to investors in the Offering, including “piggyback” registration rights on the registrations of the Company or demand registrations (voting with the other registrable securities to effect any such demand). Tribal may direct issuance, and, prior to any Company securities being traded freely on a stock exchange, may transfer ownership of the Warrants to any person designated by Tribal that is consented to in writing by the Company (such consent not to be unreasonably withheld); provided, however, that the

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

consent of the Company shall not be required for issuance or transfer of the Warrants to Tribal Capital Markets, LLC or their respective employees.

c)

Expenses. The Company is responsible for all costs and expenses of the Company associated with any Offering of its Securities, except those that FINRA regulations require to be borne by a selling agent, placement agent or underwriter. Promptly upon request, the Company shall reimburse Tribal for all reasonable out-of-pocket expenses incurred in connection with this Engagement, including but not limited to reasonable travel, printing, and the fees and expenses of legal counsel and any other independent advisors selected and retained by Tribal (with the Company’s consent, which shall not be unreasonably withheld), subject to the following:

i.

Tribal Retainer and Expenses. The Company shall pay to Tribal a non-refundable retainer in the amount of $10,000 upon the execution of the Agreement (“Initial Retainer”). Additionally, the Company shall reimburse Tribal for all expenses related to the Offering (“Tribal Expense(s)”). Any single Tribal Expense in excess of $1,000 will not be incurred without the Company’s prior written approval which shall not be unreasonably withheld.

ii.

Legal Expenses. It is understood that the amount of Tribal’s legal expenses necessarily depends on the manner and size of any Financing the Company pursues. With respect to the Financing, the Company shall not be expected to reimburse Tribal more than $25,000 in legal fees without the Company’s prior written approval to exceed such amount. It is understood that the Company’s obligation to reimburse Tribal for legal fees shall be conditioned upon the closing of the Offering.

d)

Payments. All payments to be made to Tribal hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to Tribal hereunder shall be credited against any other fee due to Tribal. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

3.     Manner of Offering; Representations and Warranties of the Company. The Company warrants and agrees that:

a)

Due Diligence. The Company will fully cooperate with Tribal in any due diligence investigation reasonably requested by Tribal in connection with the Engagement and will use commercially reasonable efforts to furnish Tribal with such information with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company, including but not limited to financial statements, certificates of its senior officers regarding such information, and customary opinions of counsel and customary letters or opinions of accountants, and such other documents as Tribal may from time to time reasonably request (the “Company Information”) to assist in preparing a private placement memorandum, registration statement, or similar document for use in connection with any Offering and will provide Tribal with access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company. The Company represents and warrants that all Company Information provided to Tribal, including but not limited to the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and confirms that Tribal (i) will use and rely upon the accuracy and completeness of all such Company Information without independently investigating or verifying same; (ii) has not

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

been retained to independently verify any such Company Information; (iii) assumes no responsibility for the accuracy, completeness, or adequacy for any purpose of such Company Information or any other information regarding the Company; and (iv) will not make any appraisal of any assets of the Company.

b)

Offering Materials. Other than any materials with respect to Tribal that are provided by Tribal for use in any private placement memorandum, registration statement, or other offering document, the Company will be solely responsible for the contents of the private placement memorandum, registration statement, or other offering document (as such may be amended or supplemented from time to time, and including any information incorporated therein by reference, (the “Offering Materials”) and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities, and the Company represents and warrants that the Offering Materials (other than with respect to any financial projections contained therein, if any), registration statement, and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to any financial projections that may be contained in the Offering Materials (the “Projections”), the Company represents and warrants that the Projections will be made with a reasonable basis and in good faith and that the Projections will represent the best then-available estimate and judgment as to the future financial performance of the Company based on the assumptions to be disclosed therein, which assumptions will be all the assumptions that are material in forecasting the financial results of the Company and which will reflect the best then-available estimate of the events, contingencies and circumstances described therein. The Company authorizes Tribal to provide the Offering Materials and related communications to prospective and final Company-approved purchasers of the Securities.

If, at any time prior to the completion of the offer and sale of the Securities, an event occurs that would cause the Offering Materials, registration statement, or other selling communications to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that would cause a material change in the Company’s view of the likelihood of achievement of the Projections or the reasonableness of the underlying assumptions, then the Company will notify Tribal immediately of such event, and Tribal will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Offering Materials, registration statement, and selling communications that corrects such statement or omission or revises the Projections or such assumptions.

c)

Reliance Upon Company Representations and Opinions of Counsel, etc. The Company agrees that any representations and warranties made by it to any investor in a private Offering shall be deemed also to be made to Tribal for its benefit, and Tribal shall be entitled to rely upon the same opinions of counsel and accountant’s letters that are provided to purchasers of the Securities in such Offering. Accordingly, the Company shall use commercially reasonable efforts to cause any such opinion or letter delivered to any investors in the Offering also to be addressed and delivered to Tribal, or to cause such counsel or accountant to deliver to Tribal a letter authorizing it to rely upon such opinion or letter.

d)

Compliance with State Securities Laws. The Company will be solely responsible for all applicable United States’ state securities law compliance with respect to the offer and sale of the Securities, including the timely making of any filings or taking other actions required under the applicable securities or “blue sky” laws or regulations of such domestic states as Tribal reasonably

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

may specify and the continuation of qualifications in effect for so long as may be required. The Company will provide Tribal with copies of any pertinent filings at or around the time they are made, and to the extent any filing contains information relating to Tribal and/or the terms of this Engagement, Tribal will be provided a copy of the intended filing sufficiently in advance to permit time for review and comment. Before contacting any possible investor in connection with any Offering and, in any event, before providing any Offering Materials to any possible investor, Tribal will provide to the Company its CRD number and make a good-faith attempt to disclose to the Company all other broker-dealer or investment adviser registration or exemption information it reasonably believes in its experience is required to be disclosed to any government authority in any securities filing required in connection with the Offering; further, Tribal will promptly, and in any event within two business days of request from the Company provide such other information as the Company reasonably believes is required regarding Tribal or its associates or affiliates to complete any securities law filing in order to comply with applicable law. Compliance with United States’ state securities laws will be at the Company’s sole expense.

e)

Offerings Exempt from Registration. To the extent that any Offering is designated as one to be made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”), the Company agrees that it will not knowingly, directly or indirectly, make any offer or sale of any Securities that would cause the contemplated Offering to fail to be entitled to the applicable exemption or unreasonably limit the availability of a public registered Offering or an Offering in which Tribal will act. The Company represents and warrants to Tribal that it has not knowingly, directly or indirectly, made any offers or sales of Securities that would cause the Offering of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

To the extent that an Offering is designated as one to be made pursuant to Regulation D under the Act, the offer and sale of the Securities will comply with certain requirements of Regulation D, including, without limitation, the requirements that:

i.	The Company will not offer or sell the Securities by means of any form of general solicitation or general advertising.
ii.	The Company will not offer or sell the Securities to any person who is not an “accredited investor” (as defined in Rule 501 under the Act).
iii.

The Company will exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchasers will comply with Rule 502(d) under the Act.

iv.	The Company will not make any filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without prior notification to Tribal.

f)	Audits. The Company shall be solely responsible for performing and shall perform within twelve all financial audits necessary to meet the Offering obligations.

g)

Additional Pre-Offering Requirements. Prior to any Offering, the Company shall ensure that its capital structure, employee stock option plan, and Board of Directors are reasonably acceptable to Tribal.

h)

Use of Proceeds. None of the proceeds of the Offering will be used to make or repay loans to, or purchase assets from, any officer, director or executive management of the Company, or any sponsor, general partner, manager or advisor or any of the Company’s affiliates. The Company will

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

pay immediately at Closing the fees and expenses of its counsel incurred in connection with the Initial Offerings and all other expenses directly associated with the Initial Offerings. The remaining proceeds of the transaction will be used for general working capital purposes.

4.     Confidentiality. The terms and conditions of the Confidentiality between Tribal and the Company will continue to govern the treatment of Confidential information exchanged by the parties in connection with the performance of this Agreement.

Notwithstanding any of the foregoing, Tribal is authorized to transmit to any Company-approved prospective investor the following: confidential material furnished by the Company or prepared by Tribal in conjunction with the Company for transmission to prospective investors in a private Offering; and forms of purchase agreements and any other legal documentation supplied to Tribal for transmission to any prospective investor by or on behalf of the Company. The Company authorizes Tribal to execute, on the Company’s behalf, confidentiality agreements in a form acceptable to the Company with such Company- approved prospective investors.

5.     Indemnification. The Company agrees to indemnify Tribal and related persons in accordance with the indemnification agreement attached as Exhibit A, which is incorporated herein by this reference. The provisions of Exhibit A shall survive any termination or expiration of this Agreement.

6.     Term and Termination. Tribal’s Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of sixty (60) days (the “Term”). Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2 (including, without limitation, to the extent payment is required under Section 2(c)), 3(b)-(g), 3(j)(k), 5, 6, 9-20, and Exhibit A, which shall survive termination.

7.     Additional Services. Should the Company request Tribal to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s) and will include appropriate indemnification provisions. The indemnity provisions of Exhibit A shall apply to any such additional engagements (whether or not covered by a separate written agreement), unless and until superseded by a written indemnity provision set forth in a subsequent agreement.

a)

Upon the closing of the Financing of at least $2,500,000 during the Term, the Company shall retain Allele Capital Partners, LLC (“Allele”) as its non-exclusive strategic advisor (the “Strategic Advisor”) for a period of twelve (12) months (the “Advisory Term”) and shall compensate Allele $10,000 per month (the “Allele Fee”). The Allele Fee shall be due and payable by the Company on the 15th day of each month during the Advisory Term.

8.     Other Transactions; Disclaimers. The Company acknowledges that Tribal is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading and brokerage activities) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within Tribal but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect Tribal’s responsibilities to the Company hereunder. The Company further acknowledges that Tribal and its affiliates have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Company pursuant to which Tribal may acquire information of interest to the Company. Tribal shall have no obligation to disclose to the Company or to use for the Company’s benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on Tribal’s own account or otherwise) or otherwise carrying on the business of Tribal. The Company further acknowledges that from time to time Tribal’s future

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

business plans for an independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of Tribal’s investment banking department and/or which may have an adverse effect on the Company’s interests in connection with the transactions contemplated hereby or otherwise. In addition, the Company acknowledges that, in the ordinary course of business, Tribal may trade the securities of the Company for its own account and for the accounts of its customers and may at any time hold a long or short position in such securities. Tribal shall nonetheless remain fully responsible for compliance with federal and state securities laws in connection with such activities.

It is expressly understood and agreed that Tribal has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, accounting, or tax matters. The Company acknowledges and agrees that it has relied and will continue to rely on the advice of its own legal, tax and accounting advisors in all matters relating to any Offering contemplated hereunder.

The Company further acknowledges and agrees that Tribal will act solely as an independent contractor hereunder, and that Tribal’s responsibility to the Company is solely contractual in nature and that Tribal does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

The Company agrees that neither Tribal nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to the Engagement, except to the extent it is judicially determined that such losses, claims, damages, liabilities or expenses resulted from the negligence or willful misconduct of, or breach of agreement by, such party.

9.     Work Product and Announcements. Tribal’s advice shall be the sole proprietary work product and intellectual property of Tribal so long as it does not include any Company confidential information, and such advice may not be disclosed, in whole or in part, to third parties other than the Company’s professional advisors, as necessary, without the prior written permission of Tribal unless such disclosure is required by law. The Company acknowledges that Tribal, at its option and expense, and no earlier than the first to occur of (i) the signing of definitive agreements regarding the Offering or (ii) the public announcement of the Offering by the Company, may place announcements and advertisements or otherwise publicize the Offering (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on Tribal’s website and in such financial and other newspapers and journals as it may choose, stating that Tribal has acted as an agent in connection with or advised the Company about such Offering.

10.     Complete Agreement; Amendments; Assignment. This Agreement and the NDA set forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between Tribal and the Company. This Agreement may not be amended or modified except in writing. The rights of Tribal hereunder shall be freely assignable to any affiliate of Tribal, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against each of the parties and their successors and assigns.

11.     Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 and EXHIBIT A of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

12.     Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed in New York, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 13 hereof shall be heard and determined exclusively in the state and federal courts located in the County of New York, State of New York, and the Company and Tribal hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement. Each of the Company and Tribal will use commercially reasonable efforts to cooperate in connection with a reasonable request of the other to provide information to facilitate compliance with applicable law and regulation in connection with their respective performance under this Agreement.

13.     Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered either by FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure, or if FINRA cannot or does not accept the arbitration, by JAMS or Mediation Solutions pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties hereby agree that this Section 13 shall survive the termination and/or expiration of this Agreement.

Tribal’s and the Company’s consent to Arbitration are confirmed by initialing below:

Tribal	Company

14.     Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

15.     Section Headings. The section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

16.     Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

17.     Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

18.     Patriot Act. Tribal hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

19.     Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date received by the recipient; (c) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to Tribal shall be sent to: Tribal Capital Markets, LLC 900 N. Federal Hwy., Suite 400 Boca Raton, Florida 33432 Email: stitcomb@allelecapital.com	Notices to Company shall be sent to: INVO Bioscience, Inc. 5582 Broadcast Court Sarasota, Florida 34240 Email: steveshum@invobioscience.com

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CONFIDENTIAL

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

TRIBAL CAPITAL MARKETS, LLC

 By:    Shawn Titcomb

Managing Director of Life Science Investment Banking

ALLELE CAPITAL PARTNERS, LLC

 By:    Shawn Titcomb

Co-Founder and CEO

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

INVO BIOSCIENCE, INC.

By:     Steve Shum

Chief Executive Officer

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

EXHIBIT A

INDEMNIFICATION AGREEMENT

In further consideration of the engagement by INVO Bioscience, Inc. (together with its subsidiaries, predecessors, and successors the “Company”) of Tribal Capital Markets, LLC (“Tribal”) to act as the Company’s exclusive placement agent in connection with a potential Offering or Offerings of securities, as such engagement is described in that letter agreement between us of even date (the “Engagement Agreement”), the Company agrees to indemnify Tribal and certain other persons provided for herein, as follows:

A.     Indemnification Generally. The Company hereby agrees to indemnify and hold harmless Tribal Capital, its directors, officers, agents, employees, members, affiliates, subsidiaries, counsel, and each other person or entity who controls Tribal or any of its affiliates within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) (“Losses”), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon (1) the engagement of Tribal pursuant to the Engagement Agreement or subsequent agreement of similar purpose between the Company and Tribal (an “Additional Engagement Agreement”); (2) the Offering of Company Securities to third parties contemplated by the Engagement Agreement or Additional Engagement Agreement, (3) any other matter relating to any Offering of Company Securities referred to or contemplated by the Engagement Agreement or Additional Engagement Agreement; (4) any untrue statement or alleged untrue statement of any material fact contained in the private placement memorandum, offering materials, registration statement, or other offering or selling document (as may be amended or supplemented and including any information incorporated therein by reference, the “Company Documentation”), or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of Securities (as that term is defined in the Engagement Agreement), except to the extent such untrue statement or alleged untrue statement arises from information supplied by any members, officers, agents or employees of Tribal, in writing specifically for use therein; or (5) the omission or alleged omission to state in the Company Documentation a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing indemnity provisions shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses to the extent arising from the willful misconduct or negligence of Indemnified Parties or any breach of agreement by an Indemnified Party; and provided that the Company will not be responsible for the fees and expenses of more than one counsel to all Indemnified Parties, in addition to appropriate local counsel, unless in the reasonable judgment of any Indemnified Party there exists a potential conflict of interest which would make it inappropriate for one counsel to represent all such Indemnified Parties.

B.     Reimbursement. The Company will reimburse all Indemnified Parties for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of no more than one counsel for all Indemnified Parties) incurred by any such Indemnified Parties in connection with investigating, preparing, and defending any such action or claim, whether or not in connection with pending or threatened litigation in connection with the transaction to which an Indemnified Parties is a party, promptly as such expenses are incurred or paid (unless the Indemnified Parties request they be paid in advance pursuant to Subsection C below).

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

C.     Advances. Notwithstanding any other provision hereof or any other agreement between the parties, the Company shall advance, to the extent not prohibited by law, all expenses as incurred by or on behalf of the Indemnified Parties in connection with any Proceeding, whether pending or threatened, within fifteen (15) days of receipt of a statement or statements (“Statement(s)”) from the Indemnified Parties, or any of them, including the invoice or bill to be paid and a certification that (i) such expense has been incurred by such Indemnified Party and (ii) that the Indemnifying Party agrees to return such advance to the Company if required pursuant to this Section C. This advancement obligation shall include any reasonable refundable retainers of counsel retained by Indemnified Parties (as selected by Indemnified Parties in their sole and absolute discretion), subject to the restriction that the Company shall not be required to advance legal fees of the Indemnified Persons with respect to more than one (1) law firm that is representing the Indemnified Parties. If, due to conflict or other issues, the Indemnified Persons engage more than one law firm to represent them (or any of them), the Company’s indemnification obligations under this Exhibit A shall only apply as against one law firm representing Tribal or the majority of the Indemnified Parties. Any Statement requesting advances shall evidence the expenses incurred by the Indemnified Parties with reasonable particularity. In the event some portion of the amounts advanced pursuant to this Section C are unused, or in the event a court of competent jurisdiction finally determines that the Indemnified Parties are not entitled to be indemnified against certain expenses, Indemnified Parties shall return the unused or disallowed portion of any advances within ninety (90) days of the final disposition of any Proceeding to which such advances pertain, together with interest thereon at an annual percentage rate of 6%.

D.     Contribution. If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees promptly to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Tribal, on the other hand, with respect to the Engagement or similar services under any Additional Engagement Agreement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Tribal on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all cash fees, exclusive of costs, actually received by Tribal from the Company at the Closing in connection with the Engagement or similar services under any Additional Engagement Agreement. Relative benefits to the Company, on the one hand, and to Tribal, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Offering, whether or not consummated, bears to (ii) all fees received or proposed to be received by Tribal in connection with the applicable engagement. Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to Tribal and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

E.     No Liability Without Negligence or Misconduct. The Company agrees that no Indemnified Party shall have any liability to the Company or its respective owners, successors, heirs, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have resulted from such Indemnified Person’s negligence or willful misconduct or breach of agreement.

INVO Bioscience, Inc. – Tribal Capital Markets Engagement Letter

F.     Notice. Tribal agrees, promptly upon receipt, to notify the Company in writing of the receipt of written notice of the commencement of any action against it or against any other Indemnified Parties, in respect of which indemnity may be sought hereunder; however, the failure so to notify the Company will not relieve it from liability under Sections A above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights or defenses.

G.     Settlement. The Company will not, without Tribal’s prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any pending Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Company has given Tribal reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding referred to herein or admit fault, culpability or failure to act by or on behalf of the Company or any Indemnified Party.

H.     Survival; Successors. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise (but not duplicative of or effective to result in any multiplicative return of Losses or of any such liability of the Company), and shall remain operative and in full force and effect notwithstanding the termination of this Agreement, the Closing of the contemplated Offering, and any successor of Tribal or any other Indemnified Parties shall be entitled to the benefit of the provisions hereof. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify Tribal in writing thereof and, if requested by Tribal, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions reasonably satisfactory to Tribal.

I.      Consent to Jurisdiction; Attorneys’ Fees. Solely for the purpose of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Party other than Tribal. In any action for enforcement of this indemnity provision, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, of bringing such an action.

INVO BIOSCIENCE, INC.

By: Steve Shum

Its: Chief Executive Officer